Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-163511

January 5 2011

ProShares®

The Alternative ETF Company.™

Product Guide

As of 1/2011

Short ProShares ETFs seeking the inverse, or multiple of the inverse, of a single-day return of a benchmark.

ProShares ETFs / Index or Benchmark	Daily Objective*	Trading Symbol**	Bloomberg Index Symbol
SHORT MARKETCAP			
Short QQQ® NASDAQ-100®	-1x	PSQ	NDX
Short Dow30℠ Dow Jones Industrial Average℠	-1x	DOG	INDU
Short S&P500® S&P 500®	-1x	SH	SPX
Short MidCap400 S&P MidCap 400™	-1x	MYY	MID
Short SmallCap600 S&P SmallCap 600™	-1x	SBB	SML
Short Russell2000 Russell 2000®	-1x	RWM	RTY
UltraShort QQQ® NASDAQ-100®	-2x	QID	NDX
UltraShort Dow30℠ Dow Jones Industrial Average℠	-2x	DXD	INDU
UltraShort S&P500® S&P 500®	-2x	SDS	SPX
UltraShort Russell3000 Russell 3000®	-2x	TWQ	RAY
UltraShort MidCap400 S&P MidCap 400™	-2x	MZZ	MID
UltraShort SmallCap600 S&P SmallCap 600™	-2x	SDD	SML
UltraShort Russell2000 Russell 2000®	-2x	TWM	RTY
UltraPro Short QQQ® NASDAQ-100®	-3x	SQQQ	NDX
UltraPro Short Dow30℠ Dow Jones Industrial Average℠	-3x	SDOW	INDU
UltraPro Short S&P500® S&P 500®	-3x	SPXU	SPX
UltraPro Short MidCap400 S&P MidCap 400™	-3x	SMDD	MID
UltraPro Short Russell2000 Russell 2000®	-3x	SRTY	RTY
SHORT STYLE			
UltraShort Russell1000 Value Russell 1000® Value	-2x	SJF	RLV
UltraShort Russell1000 Growth Russell 1000® Growth	-2x	SFK	RLG
UltraShort Russell MidCap Value Russell Midcap® Value	-2x	SJL	RMV
UltraShort Russell MidCap Growth Russell Midcap® Growth	-2x	SDK	RDG
UltraShort Russell2000 Value Russell 2000® Value	-2x	SJH	RUJ
UltraShort Russell2000 Growth Russell 2000® Growth	-2x	SKK	RUO
SHORT SECTOR			
Short Basic Materials Dow Jones U.S. Basic Materials℠	-1x	SBM	DJUSBM
Short Financials Dow Jones U.S. Financials℠	-1x	SEF	DJUSFN
Short Oil & Gas Dow Jones U.S. Oil & Gas℠	-1x	DDG	DJUSEN
Short Real Estate Dow Jones U.S. Real Estate℠	-1x	REK	DJUSRE
Short KBW Regional Banking KBW Regional Banking℠	-1x	KRS	KRX
UltraShort Basic Materials Dow Jones U.S. Basic Materials℠	-2x	SMN	DJUSBM
UltraShort Nasdaq Biotechnology NASDAQ Biotechnology®	-2x	BIS	NBI
UltraShort Consumer Goods Dow Jones U.S. Consumer Goods℠	-2x	SZK	DJUSNC
UltraShort Consumer Services Dow Jones U.S. Consumer Services℠	-2x	SCC	DJUSCY
UltraShort Financials Dow Jones U.S. Financials℠	-2x	SKF	DJUSFN
UltraShort Health Care Dow Jones U.S. Health Care℠	-2x	RXD	DJUSHC
UltraShort Industrials Dow Jones U.S. Industrials℠	-2x	SIJ	DJUSIN
UltraShort Oil & Gas Dow Jones U.S. Oil & Gas℠	-2x	DUG	DJUSEN
UltraShort Real Estate Dow Jones U.S. Real Estate℠	-2x	SRS	DJUSRE
UltraShort Semiconductors Dow Jones U.S. Semiconductors℠	-2x	SSG	DJUSSC
UltraShort Technology Dow Jones U.S. Technology℠	-2x	REW	DJUSTC
UltraShort Telecommunications Dow Jones U.S. Select Telecommunications℠	-2x	TLL	DJSTEL
UltraShort Utilities Dow Jones U.S. Utilities℠	-2x	SDP	DJUSUT

ProShares ETFs / Index or Benchmark	Daily Objective*	Trading Symbol**	Bloomberg Index Symbol
SHORT INTERNATIONAL			
Short MSCI EAFE MSCI EAFE	-1x	EFZ	MXEA
Short MSCI Emerging Markets MSCI Emerging Markets	-1x	EUM	MXEF
Short FTSE China 25 FTSE China 25	-1x	YXI	XINOI
UltraShort MSCI EAFE MSCI EAFE	-2x	EFU	MXEA
UltraShort MSCI Emerging Markets MSCI Emerging Markets	-2x	EEV	MXEF
UltraShort MSCI Europe MSCI Europe	-2x	EPV	MXEU
UltraShort MSCI Pacific ex-Japan MSCI Pacific ex-Japan	-2x	JPX	MXPFJ
UltraShort MSCI Brazil MSCI Brazil	-2x	BZQ	MXBR
UltraShort FTSE China 25 FTSE China 25	-2x	FXP	XINOI
UltraShort MSCI Japan MSCI Japan	-2x	EWV	MXJP
UltraShort MSCI Mexico Investable Market MSCI Mexico Investable Market	-2x	SMK	MZMXI
SHORT FIXED INCOME			
Short 20+ Year Treasury Barclays Capital 20+ Year U.S. Treasury	-1x	TBF	LT11TRUU
UltraShort 7-10 Year Treasury Barclays Capital 7-10 Year U.S. Treasury	-2x	PST	LT09TRUU
UltraShort 20+ Year Treasury Barclays Capital 20+ Year U.S. Treasury	-2x	TBT	LT11TRUU
SHORT COMMODITY††			
UltraShort DJ-UBS Commodity Dow Jones-UBS Commodity℠	-2x	CMD	DJUBS
UltraShort DJ-UBS Crude Oil Dow Jones-UBS Crude Oil Sub-Index℠	-2x	SCO	DJUBSCL
UltraShort Gold London PM Gold Fixing	-2x	GLL	GOLDLNPM
UltraShort Silver London Silver Fixing	-2x	ZSL	SLVRLN
SHORT CURRENCY††			
UltraShort Euro EUR/USD 4:00 pm ET exchange rate	-2x	EUO	—
UltraShort Yen JPY/USD 4:00 pm ET exchange rate	-2x	YCS	—

*Before fees and expenses.

**Add .IV after ticker symbol for IOPV/IIV symbol.

††Not regulated by the Investment Company Act of 1940. These funds may have different tax implications and generate a K-1 tax form.

Investing involves substantial risk, including loss of principal. "QQQ®" and "NASDAQ-100®" are trademarks of the NASDAQ OMX Group, Inc. "Standard & Poor's®," "S&P®," "S&P 500®," "Standard & Poor's 500™," "S&P 500 VIX Short-Term Futures™" and "S&P 500 VIX Medium-Term Futures™" are trademarks of Standard & Poor's Financial Services LLC ("S&P"). "Dow Jones," "DJ," "Dow Jones Industrial Average℠," "The Dow 30℠," "Dow Jones U.S. Sector Indexes," "Dow Jones Select Sector Indexes," "Dow Jones-UBS Commodity Index℠" and the names identifying each of the individual "Dow Jones-UBS Sub-Indexes℠" are service marks of Dow Jones Trademark Holdings, LLC, and UBS Securities, LLC, as the case may be. The "Russell 3000® Index," "Russell 2000® Index," "Russell 2000® Growth Index," "Russell 2000® Value Index," "Russell 1000® Growth Index," "Russell 1000® Value Index," "Russell Midcap® Growth Index" and "Russell Midcap® Value Index" are trademarks of Russell Investments. "MSCI," "MSCI Inc.," "MSCI Index" and "EAFE" are service marks of MSCI. "Barclays Capital" and "Barclays Capital Inc." are trademarks of Barclays Capital Inc. "Credit Suisse" and "Credit Suisse 130/30 Large-Cap Index℠" are trademarks of Credit Suisse Securities (USA) LLC or one of its affiliates. "KBW Regional Banking Index℠" are service marks of Keefe, Bruyette and Woods, Inc. "Research Affiliates Fundamental Index®," and "RAFI®" are trademarks of Research Affiliates, LLC. All have been licensed for use by ProShares. "VIX" is a trademark of the Chicago Board Options Exchange, Incorporated, and has been licensed for use by S&P. The Dow Jones Indexes are licensed trademarks of CME Group Index Services LLC ("CME"). Dow Jones service marks have been licensed for use by CME. "FTSE®" is a trademark of the London Stock Exchange Plc and The Financial Times Limited and is used by FTSE International Limited ("FTSE") under license. ProShares have not been passed on by these entities or their subsidiaries or affiliates as to their legality of suitability. ProShares are not sponsored, endorsed or promoted by these entities or their subsidiaries or affiliates, and they make no representation regarding the advisability of investing in these products. THESE ENTITIES AND THEIR SUBSIDIARIES AND AFFILIATES MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO PROSHARES..

ProShares
The Alternative ETF Company.™

Product Guide
As of 1/2011

Ultra ProShares ETFs seeking a multiple of a single-day return of a benchmark.

ProShares ETFs / Index or Benchmark	Daily Objective*	Trading Symbol**	Bloomberg Index Symbol
ULTRA MARKETCAP			
Ultra QQQ® NASDAQ-100®	2x	QLD	NDX
Ultra Dow30℠ Dow Jones Industrial Average℠	2x	DDM	INDU
Ultra S&P500® S&P 500®	2x	SSO	SPX
Ultra Russell3000 Russell 3000®	2x	UWC	RAY
Ultra MidCap400 S&P MidCap 400®	2x	MVV	MID
Ultra SmallCap600 S&P SmallCap 600®	2x	SAA	SML
Ultra Russell2000 Russell 2000®	2x	UWM	RTY
UltraPro QQQ® NASDAQ-100®	3x	TQQQ	NDX
UltraPro Dow30℠ Dow Jones Industrial Average℠	3x	UDOW	INDU
UltraPro S&P500® S&P 500®	3x	UPRO	SPX
UltraPro MidCap400 S&P MidCap 400®	3x	UMDD	MID
UltraPro Russell2000 Russell 2000®	3x	URTY	RTY
ULTRA STYLE			
Ultra Russell1000 Value Russell 1000® Value	2x	UVG	RLV
Ultra Russell1000 Growth Russell 1000® Growth	2x	UKF	RLG
Ultra Russell MidCap Value Russell Midcap® Value	2x	UVU	RMV
Ultra Russell MidCap Growth Russell Midcap® Growth	2x	UKW	RDG
Ultra Russell2000 Value Russell 2000® Value	2x	UVT	RUJ
Ultra Russell2000 Growth Russell 2000® Growth	2x	UKK	RUO
ULTRA SECTOR			
Ultra Basic Materials Dow Jones U.S. Basic Materials℠	2x	UYM	DJUSBM
Ultra Nasdaq Biotechnology NASDAQ Biotechnology®	2x	BIB	NBI
Ultra Consumer Goods Dow Jones U.S. Consumer Goods℠	2x	UGE	DJUSNC
Ultra Consumer Services Dow Jones U.S. Consumer Services℠	2x	UCC	DJUSCY
Ultra Financials Dow Jones U.S. Financials℠	2x	UYG	DJUSFN
Ultra Health Care Dow Jones U.S. Health Care℠	2x	RXL	DJUSHC
Ultra Industrials Dow Jones U.S. Industrials℠	2x	UXI	DJUSIN
Ultra Oil & Gas Dow Jones U.S. Oil & Gas℠	2x	DIG	DJUSEN
Ultra Real Estate Dow Jones U.S. Real Estate℠	2x	URE	DJUSRE
Ultra KBW Regional Banking KBW Regional Banking®	2x	KRU	KRX
Ultra Semiconductors Dow Jones U.S. Semiconductors℠	2x	USD	DJUSSC
Ultra Technology Dow Jones U.S. Technology℠	2x	ROM	DJUSTC
Ultra Telecommunications Dow Jones U.S. Select Telecommunications℠	2x	LTL	DJSTEL
Ultra Utilities Dow Jones U.S. Utilities℠	2x	UPW	DJUSUT
ULTRA INTERNATIONAL			
Ultra MSCI EAFE MSCI EAFE	2x	EFO	MXEA
Ultra MSCI Emerging Markets MSCI Emerging Markets	2x	EET	MXEF
Ultra MSCI Europe MSCI Europe	2x	UPV	MXEU
Ultra MSCI Pacific ex-Japan MSCI Pacific ex-Japan	2x	UXJ	MXPFJ
Ultra MSCI Brazil MSCI Brazil	2x	UBR	MXBR
Ultra FTSE China 25 FTSE China 25	2x	XPP	XINOI
Ultra MSCI Japan MSCI Japan	2x	EZJ	MXJP
Ultra MSCI Mexico Investable Market MSCI Mexico Investable Market	2x	UMX	MZMXI

ProShares ETFs / Index or Benchmark	Daily Objective*	Trading Symbol**	Bloomberg Index Symbol
ULTRA FIXED INCOME			
Ultra 7-10 Year Treasury Barclays Capital 7-10 Year U.S. Treasury	2x	UST	LT09TRUU
Ultra 20+ Year Treasury Barclays Capital 20+ Year U.S. Treasury	2x	UBT	LT11TRUU
ULTRA COMMODITY[††]			
Ultra DJ-UBS Commodity Dow Jones-UBS Commodity℠	2x	UCD	DJUBS
Ultra DJ-UBS Crude Oil Dow Jones-UBS Crude Oil Sub-Index℠	2x	UCO	DJUBSCL
Ultra Gold London PM Gold Fixing	2x	UGL	GOLDLNPM
Ultra Silver London Silver Fixing	2x	AGQ	SLVRLN
ULTRA CURRENCY[††]			
Ultra Euro EUR/USD 4:00 pm ET exchange rate	2x	ULE	—
Ultra Yen EUR/USD 4:00 pm ET exchange rate	2x	YCL	—

Alpha ProShares ETFs providing advanced investment strategies.

ProShares ETFs / Index or Benchmark	Trading Symbol**	Bloomberg Index Symbol
Credit Suisse 130/30 Credit Suisse 130/30 Large Cap	CSM	CS13030
RAFI Long/Short® RAFI US Equity Long/Short Index	RALS	RAFILS

Volatility ProShares ETFs seeking to match the performance of the benchmark index.

ProShares ETFs / Index or Benchmark	Trading Symbol**	Bloomberg Index Symbol
VIX Short-Term Futures ETF S&P 500 Short-Term Futures Index™[††] NEW[†]	VIXY	VIXY.IV
VIX Mid-Term Futures ETF S&P 500 Mid-Term Futures™[††] NEW[†]	VIXM	VIXM.IV

*Before fees and expenses.

**Add .IV after ticker symbol for IOPV/IIV symbol.

[†]Fund launched in 2011.

[††]Not regulated by the Investment Company Act of 1940. These funds may have different tax implications and generate a K-1 tax form.

ProFunds Group®

Each Short or Ultra ProShares ETF seeks a return that is either 3x, 2x, -1x, -2x, or -3x of the return of an index or other benchmark (target) ***for a single day***. Due to the compounding of daily returns, Short or Ultra ProShares' returns over periods other than one day will likely differ in amount and possibly direction from the target return for the same period. Investors should monitor their ProShares holdings consistent with their strategies, as frequently as daily. For more on correlation, leverage and other risks, please read the prospectus. **Investing involves substantial risk, including loss of principal.** ProShares are non-diversified and entail certain risks, including risk associated with the use of derivatives (futures contracts, swap agreements and similar instruments), imperfect benchmark correlation, leverage and market price variance. These risks may pose risks different from, or greater than, those associated with a direct investment in the securities underlying the funds' benchmarks, can increase volatility, and may dramatically decrease performance. **There is no guarantee that any ProShares ETF will achieve its investment objective.** ProShares are not suitable for all investors.

ProShares Commodity and Currency ETFs are not regulated under the Investment Company Act of 1940 and are not afforded its protections. Investing in these ETFs involves significant risks. Investors could lose all or substantially all of their investment. ProShares Trust II (the issuer) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov. Alternatively, the issuer will arrange to send you the prospectus if you request it by calling toll-free 866-PRO-5125, or visit proshares.com. These ETFs do not invest directly in commodities or currencies. These funds may have different tax implications and generate a K-1 tax form.

Carefully consider the investment objectives, risks, charges and expenses of ProShares before investing. This and other information can be found in their summary and full prospectuses. Read them carefully before investing. Obtain them from your financial adviser or broker/dealer representative or by visiting proshares.com. ProShares are distributed by SEI Investments Distribution Co. which is not affiliated with the advisor or sponsor.

© 2010 PSA/PDM 2010-5401